Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@caesars.com	stewartr@caesars.com

Caesars Entertainment reports financial results for fourth quarter and full year 2003

LAS VEGAS, January 29, 2004 – Caesars Entertainment, Inc. (NYSE: CZR) today reported financial results for the quarter and full year ended December 31, 2003.

Fourth quarter 2003 results

For the fourth quarter of 2003, Caesars Entertainment reported a net loss of $(84) million, or $(0.28) per fully diluted share. That compares to a net loss of $(21) million or $(0.07) per fully diluted share for the fourth quarter of 2002.

The 2003 fourth quarter loss included non-cash charges totaling $127 million – an $89 million write-down of the book value of Flamingo Laughlin pursuant to Statement of Financial Accounting Standards No. 144 and a $38 million goodwill impairment at Caesars Tahoe pursuant to Statement of Financial Accounting Standards No. 142. Both write-downs are the result of reduced earnings forecasts at the properties due to increased competition from Native American casinos in California and Arizona.

Adjusted net income for the fourth quarter of 2003 was $13 million, or $0.04 per diluted share, excluding the charges and discontinued operations related to the pending sale of the Las Vegas Hilton.

Adjusted net income for the fourth quarter of 2002 was $16 million, or $0.05 per diluted share. In that quarter, adjusted net income excluded discontinued operations and charges of $56 million – $43 million related to the settlement of litigation involving Bally’s Lakeshore Casino in New Orleans; $9 million related to a contract settlement with the company’s former president and chief executive officer; and $4 million related to the settlement of litigation involving a 2000 agreement to sell the Las Vegas Hilton.

- MORE -

3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

Net revenue for the fourth quarter of 2003 was $1.064 billion, compared to $1.052 billion for the fourth quarter of 2002. Fourth quarter EBITDA – earnings before interest, taxes, depreciation and amortization and charges – was $206 million, compared to the $223 million in EBITDA reported for the fourth quarter of 2002.

(Throughout this press release, results from the Las Vegas Hilton are treated as “discontinued operations” for the current and comparative year-ago periods. That means Las Vegas Hilton results are excluded from such financial measures as net revenue, EBITDA, operating income (loss), interest expense and other items. The company announced in December that it has entered into an agreement to sell the property.)

2003 year-end results

For the full year of 2003, Caesars Entertainment reported adjusted net income of $150 million – or $0.49 per diluted share. That compares to adjusted net income of $161 million – or $0.53 per diluted share – for the year ended December 31, 2002.

Adjusted net income for 2003 excludes discontinued operations, the $127 million in fourth quarter charges and $1 million in pre-opening expense. Adjusted net income for 2002 excludes discontinued operations, $66 million in charges, $44 million in investment gain, $1 million in pre-opening expense and the cumulative effect of the accounting change related to goodwill. Of the $66 million in 2002 charges, $56 million was incurred in the fourth quarter (as detailed above) and $10 million in the third quarter – $2 million related to Tropical Storm Isidore and $8 million related to the termination of an energy contract.

Including discontinued operations, the charges and pre-opening expense, net income for 2003 was $46 million, or $0.15 per diluted share. Including discontinued operations, the charges, investment gain, pre-opening expense and the cumulative effect of the goodwill accounting change, the company reported a net loss for 2002 of $(824) million – or $(2.71) per diluted share.

In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the company recorded a non-cash charge in the first quarter of 2002 of $979 million to write down the value of goodwill associated with previous acquisitions.

Net revenue for the full year 2003 was $4.455 billion, up from $4.437 billion reported for the full year 2002. EBITDA for 2003 was $1.034 billion, compared to $1.090 billion for 2002.

New name, new opportunities

“We begin 2004 with a new name and new opportunities to drive the company’s growth, both in new markets and at our existing properties,” said Caesars Entertainment President and Chief Executive Officer Wallace R. Barr.

“The work we undertook in 2003 on development activities, new capital projects, cost saving programs, debt reduction, entertainment events, customer marketing, asset rationalization and on many other fronts has positioned us for a successful year ahead,” Barr added.

Fourth quarter financial highlights

•                  The Western Region reported EBITDA of $87 million, compared to $92 million for the fourth quarter of 2002.  Western Region results were significantly affected by adverse table hold at Caesars Palace and Paris Las Vegas. The overall regional table hold (excluding the Las Vegas Hilton) was 13.0 percent – 2.2 points below the 2002 level. The lower than normal table hold percentage had a negative impact of approximately $18 million on regional EBITDA.

•                  In the Eastern Region, EBITDA was $69 million, down 15 percent from the $81 million reported for the fourth quarter of 2002. The decline was attributable to lower gaming volumes resulting from new competition as well as increased health care costs and new state taxes.

•                  The Mid-South Region recorded EBITDA of $53 million, compared to $56 million for the fourth quarter of 2002.  Caesars Indiana saw a 25 percent reduction in EBITDA largely due to higher effective gaming taxes in the fourth quarter. Those taxes had a $6 million negative impact on EBITDA in the region. Properties in Mississippi generally experienced an increase in gaming volumes and gaming win.

Full year 2003 highlights

Corporate and financial

•                  The company announced that it would change its name to Caesars Entertainment, Inc., which was accomplished on January 6, 2004.

•                  The company paid down an additional $293 million of indebtedness, reducing its total debt to $4.62 billion as of December 31, 2003. Since the beginning of 2002, the company has reduced debt balances by approximately $690 million.

•                  The company reached a definitive agreement to sell the Las Vegas Hilton for $280 million to an affiliate of Colony Capital, LLC of Los Angeles. When the sale closes, the proceeds will be used to pay down debt, bringing pro forma total debt reduction since the beginning of 2002 to nearly $1 billion.

Operations

•                  The Work Smart program delivered significant cost reductions. Designed to create operating efficiencies within the company’s largest properties, the program achieved cumulative expense reductions of $89 million by the end of 2003.  As a result of Work Smart and the related focus on expenses, total unallocated expenses – items such as G&A, security and surveillance and general marketing – decreased from 2002 to 2003, despite increased expenses for health benefits, insurance and property taxes.

•                  The company launched the second phase of its highly successful Connection Card program, becoming the first in the industry to offer guests complimentary rewards based on spending in hotels, restaurants, theaters and shops as well as on table games and slots. The program expanded to include all of the company’s casino resorts throughout the United States.

•                  The company led the industry in rolling out “ticket-in, ticket-out” slot technology. At the end of the fourth quarter, Caesars Entertainment had installed and activated 20,000 “ticket-in, ticket-out” machines across the United States – more than half of the company’s total slot inventory. The company expects to raise the total to nearly 30,000 by the end of 2004.

•                  Online room reservations made through company web sites grew dramatically, rising more than 54 percent company-wide from 2002. In the fourth quarter of 2003, 28 percent of all rooms booked in the company’s Las Vegas properties by free and independent travelers were booked through Caesars Entertainment web sites, up from 22 percent in the fourth quarter of 2002.

•                  The company adopted an industry-leading policy on responsible gaming. Under the new program, the company will create a “one-stop,” computerized system to bar any of the company’s domestic casino resorts from marketing, mailing, extending credit, cashing checks or awarding complimentary services through player loyalty programs to anyone who has registered with a state or individual Caesars casino self-exclusion program. Once a patron is registered, the company-wide ban will extend for life.

New attractions

•                  The 4,100-seat Colosseum at Caesars Palace opened on March 25 to widespread acclaim with the first performance of “A New Day….” starring Celine Dion. At year-end, the show had sold out its entire run of 147 performances, driving increased gaming volumes and non-gaming revenue at the resort.

•                  Sir Elton John announced that he will debut a new show, “The Red Piano,” at The Colosseum at Caesars Palace on February 13, 2004. The Colosseum will host the show for a minimum of 75 performances over three years.

•                  New dining and nightlife venues debuted in Las Vegas and Atlantic City. They included Bradley Ogden and Cypress Street Marketplace at Caesars Palace, the pan-Asian restaurant Ah Sin and ultra lounge Risqué at Paris Las Vegas, The Blue Martini at Bally’s Atlantic City and Ventuno Ristorante and Pink Ginger at the Flamingo Las Vegas.

•                  Celebrity chef and television host Bobby Flay announced plans to bring The Mesa Grill to Caesars Palace. The restaurant, Flay’s first outside of New York City, is scheduled to open in the third quarter of 2004.

•                  Jimmy Buffett’s Margaritaville opened at the Flamingo Las Vegas in December.

•                  The Colosseum at Caesars Palace was named by Billboard magazine as the top-grossing concert venue in the United States among facilities with fewer than 5,000 seats.

•                  In Atlantic City, the company became the single largest promoter of major events at the newly renovated Boardwalk Hall, drawing tens of thousands of incremental customers to the company’s three Atlantic City casinos. Driven by company-promoted events, Boardwalk Hall headed Billboard’s list of top-grossing arenas in the 10,000 to 15,000-seat category.

Development

•                  The Pauma-Yuima Band of Mission Indians in Southern California chose the company to negotiate development and management agreements for a Caesars-branded casino on tribal lands in northern San Diego County.

•                  The Saint Regis Mohawk Tribe signed new management and development agreements with the company for the planned Mohawk Mountain Casino Resort in New York’s Catskill Mountains, 90 miles north of New York City.

•                  The company broke ground on a 949-room hotel tower at Caesars Palace, to be completed in 2005. The project, which will bring total room capacity to nearly 3,400, is the final component of the master plan to renovate Caesars Palace.

•                  The Simon Group broke ground on a 175,000-square-foot expansion of The Forum Shops at Caesars Palace, one of the highest-yielding shopping venues in North America. The project is to be completed by the end of 2004.

•                  In Atlantic City, the company began construction of a new parking garage adjacent to Caesars Atlantic City. Construction is to be completed in the summer of 2005.

•                  The Gordon Group unveiled updated plans for The Pier at Caesars in Atlantic City, a new, high-end retail, dining and entertainment complex to be developed on the site of the former Million Dollar Pier across the Boardwalk from Caesars Atlantic City. Opening is scheduled for 2005.

•                  The company developed a proposal to build a Caesars-branded casino at the Mall of America in Bloomington, Minnesota and prepared an updated bid to build and operate a Caesars-branded casino in the greater Chicago market.

“We overcame some significant challenges in 2003,” said Caesars Entertainment Executive Vice President and Chief Financial Officer Harry C. Hagerty.

“We endured a war and its related impact on travel, increased taxes in each of our three domestic regions, a significant new competitor in Atlantic City, higher-than-expected health care expenses across the country and an extended period of adverse table hold in Las Vegas.

“Despite those obstacles,” Hagerty added, “we made very good progress in our key initiatives of expense control, capital discipline and debt reduction.  We will continue these endeavors in 2004.”

Western Region

EBITDA for the Western Region’s seven casino resorts was $87 million in the fourth quarter of 2003, compared to $92 million in the year-ago quarter.

At Caesars Palace, net revenue in the quarter rose to $120 million from $116 million in the fourth quarter of 2002. EBITDA was $19 million, compared to $22 million for the year-ago quarter. The decline in EBITDA was due to an abnormally low table hold of 11.3 percent, down from 15.6 percent in the fourth quarter of 2002. The lower than normal table hold at Caesars Palace had a negative impact of approximately $16 million on the property’s EBITDA.

Despite the lower EBITDA, Caesars Palace turned in a strong performance in other key categories. Table volumes in the fourth quarter rose 14 percent on a year-over-year basis, while slot volumes increased 13 percent. RevPAR rose 15 percent, driven by higher occupancy and room rates. Caesars Palace recorded record cash room rates in eight of the 12 months of 2003 and for the full year posted the highest cash room rate in its history – a full eight percent higher than the previous record set in 1996.

At Paris/Bally’s, fourth quarter EBITDA was $45 million, up from $44 million in the fourth quarter of 2002.  The property suffered from lower gaming volumes, attributed in part to the continued closure of the Las Vegas monorail.  In addition, the property recorded a table hold percentage of 13.3 percent, even lower than last year’s abnormally low 14.0 percent. The lower than normal table hold percentage reduced Paris/Bally’s EBITDA by approximately $5 million. RevPAR increased three percent in the fourth quarter of 2003 as higher room rates offset lower occupancy.

In the quarter, the company made two decisions that should benefit the future operation of Paris/Bally’s.  The first was to reduce the level of high-end casino business that the property pursues.  This should lead to lower volatility of earnings and a reduced level of promotional expense.  Second, the property will be reducing its use of wholesale distribution channels for room sales, relying more on in-house Internet sites to replace that business at higher margins.

The Flamingo Las Vegas reported fourth quarter EBITDA of $19 million, compared to $21 million for the fourth quarter of 2002. Stronger room revenues partially offset a decline in gaming win attributable to reduced gaming volumes caused by the construction of Margaritaville at the northwest corner of the property. RevPAR rose to $72 in the fourth quarter from $65 in the fourth quarter of 2002.

Other Nevada properties – the Reno Hilton, Caesars Tahoe and Flamingo Laughlin – recorded combined EBITDA of $4 million in the fourth quarter, down from $5 million in the fourth quarter of 2002. (Because financial results of the Las Vegas Hilton currently are classified as “discontinued operations,” they are not included in either year’s figures. The Las Vegas Hilton would have contributed $3 million to Western Region EBITDA in the fourth quarter of 2003 and $5 million in the year-ago quarter.)

Eastern Region

EBITDA from Caesars’ three Atlantic City casino resorts and management fees from its Dover Downs slot operation was $69 million, down 15 percent from the $81 million reported for the fourth quarter of 2002.

Reflecting continued competition from The Borgata Hotel Casino and Spa, slot volumes in Atlantic City declined two percent, while table volumes were off nine percent from the year ago-quarter. The EBITDA decline also is attributable to higher health care expenses and increased state taxes.

At Bally’s Atlantic City, EBITDA for the fourth quarter was $29 million, down from $35 million in the fourth quarter of 2002. A nine percent decline in table volume was slightly offset by an improved hold percentage, resulting in a six percent overall decline in table win. Slot win was essentially even with last year. Both the 2003 and 2002 figures include results from The Claridge Casino Hotel, which merged with Bally’s Atlantic City in December 2002.

Fourth quarter EBITDA for Caesars Atlantic City was $28 million, compared to $33 million for the fourth quarter of 2002. A reduction in table hold coupled with a seven percent decline in table volume contributed to a 12 percent decline in table win. A three percent decrease in slot volume was more than offset by an improved hold percentage, resulting in a three percent increase in slot win.

At the Atlantic City Hilton, EBITDA for the fourth quarter was $11 million, even with the fourth quarter of 2002. Because of an increased table hold percentage, table win improved nine percent compared to the year-ago quarter, despite an 11 percent decline in volume. Slot win rose slightly on a small increase in slot volume.

Mid-South Region

Caesars Entertainment’s seven casino resorts in Indiana, Mississippi and Louisiana reported fourth quarter EBITDA of $53 million, compared to $56 million in the fourth quarter of 2002. The year-over-year decline was due almost entirely to the effect of increased taxes in the state of Indiana.

Caesars Indiana reported fourth quarter EBITDA of $15 million, down 25 percent from $20 million in the fourth quarter of 2002. However, despite the tax-driven decline in EBITDA, core operations at the property remained strong. Net revenue was up six percent from the year-ago quarter, driven by a seven percent increase in slot volume and a ten percent increase in RevPAR. The gaming tax increase reduced EBITDA at Caesars Indiana by $6 million in the fourth quarter of 2003.

On the Gulf Coast, Grand Casino Biloxi reported EBITDA of $11 million, up from $9 million in the fourth quarter of 2002. Gaming volumes rose nine percent, driven by an 11 percent increase in slot volume.  The property reported a nine percent increase in RevPAR, the result of a year-over-year increase in room rates.

Fourth quarter EBITDA at Grand Casino Gulfport was $8 million, even with the year ago quarter, despite a lower table hold percentage.

In Northern Mississippi, Grand Casino Tunica reported EBITDA of $9 million, even with the $9 million recorded in the fourth quarter of 2002. RevPAR declined 12 percent due to a decrease in rates and occupancy. EBITDA at the company’s other two Tunica properties totaled $11 million, up from $10 million in the fourth quarter of 2002.

International

The company’s nine international properties reported combined EBITDA of $17 million, up from $12 million for the fourth quarter of 2002, reflecting improved performance at Conrad Punta del Este in Uruguay and Caesars Gauteng near Johannesburg, South Africa.

Capital expenditures

The company invested $129 million of capital during the fourth quarter of 2003. Maintenance capital expenditures were $83 million and investments in growth projects were $46 million.  In the full year 2003, the company spent $399 million on capital investments – $245 million on maintenance capital and $154 million on growth projects. The company currently expects to spend approximately $692 million on capital investments in 2004. This includes maintenance capital investments of $298 million and growth capital of $394 million.

The 2004 growth capital budget includes $196 million for the new room tower and meeting space at Caesars Palace; $41 million for the garage adjacent to Caesars Atlantic City; $21 million for the Roman Plaza project at Caesars Palace; and $55 million related to development of the Mohawk Mountain Casino Resort in New York State. Other significant new capital investments are an additional $25 million for selected projects at Caesars Palace; $14 million at Paris/Bally’s; $15 million at Caesars Atlantic City and $10 million related to the Caesars Pauma project in Southern California.

Other items

Depreciation and Amortization in the fourth quarter was $105 million, compared to $107 million in the fourth quarter of 2002.

Corporate expense in the fourth quarter was $20 million, compared to $18 million in the fourth quarter of 2002, largely due to higher fees related to legal and development activity. Beginning with the first quarter of 2004, the company will reallocate to its properties certain expenses, such as Information Technology, Internal Audit and Risk Management, which historically were considered corporate expenses. Following this reallocation, the company anticipates that corporate expense will be approximately $9 million per quarter.

Equity in earnings of unconsolidated affiliates primarily consists of earnings from the company’s share of ownership in Conrad Punta del Este in Uruguay, Caesars Gauteng near Johannesburg, South Africa and Casino Windsor in Windsor, Canada. For the fourth quarter, this item was $5 million, up from $3 million in the fourth quarter of 2002.

Net interest expense in the quarter was $78 million, down from $83 million in the fourth quarter of 2002, due to lower debt balances, reduced borrowing costs and interest rate swaps executed in the third and fourth quarters of 2003. Capitalized interest was $1 million in the fourth quarter, compared to $2 million in the year-ago quarter. Quarterly interest income was $1 million, even with the fourth quarter of 2002.

The effective tax rate in the fourth quarter was 22.9 percent, compared to 25.0 percent in the fourth quarter of 2002.

There were no share repurchases in the quarter.

Balance sheet

As of December 31, 2003, the company had a cash balance of $313 million. The company paid down $28 million of indebtedness in the quarter, resulting in a debt balance of $4.62 billion on December 31, 2003.

The company had $1.1 billion available on its credit facilities, subject to covenant restrictions. The number of diluted shares outstanding was 303 million at the end of the fourth quarter. Normally, the diluted shares outstanding would have been 306 million for the quarter ended December 31, 2003. However, the additional shares were excluded from the EPS calculation as required by Statement of Financial Accounting Standards No. 128 because including the additional shares would have had an anti-dilutive effect on earnings.

Other events

On December 24, 2003 the company announced that it had entered into a definitive agreement to sell the Las Vegas Hilton to an affiliate of Colony Capital, LLC, a Los Angeles based international private investment firm, for approximately $280 million. The transaction is expected to close by the end of the second quarter of 2004 and is subject to customary closing conditions outlined in the purchase agreement.

Under the terms of the agreement, Colony will purchase all the assets of the Las Vegas Hilton Hotel and Casino and will assume certain related current liabilities. The aggregate consideration may be adjusted for changes in net working capital.

Guidance

The company is providing the following guidance based on the current competitive, economic, regulatory, tax and political environment and current expectations for Caesars Entertainment property performance. Changes in any of these factors as well as other factors that may or may not be currently known to management will affect this guidance.

Guidance will be revised when management becomes aware that financial results have been affected and reasonably believes that the company will no longer achieve the guidance range outlined below.

The guidance for adjusted earnings per share is a non-GAAP financial measure. This measure excludes items considered non-recurring from an operating perspective.

In the past, examples of non-recurring items that have not been included in adjusted earnings per share are pre-opening expenses, asset impairments and write-downs, investment gains and losses, discontinued operations, contract and litigation settlements and other non-recurring items.

Adjusted diluted Earnings Per Share

First Quarter 2004	Full Year 2004
$0.11 - $0.13	$0.52- $0.56

Non-GAAP financial measures

Adjusted net income, adjusted earnings per share and EBITDA are non-GAAP financial measurements. EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries), pre-opening expense, asset impairments, write-downs, contract and litigation settlements, investment gains and losses, discontinued operations and other non-recurring items.

Adjusted net income, adjusted earnings per share and EBITDA are presented as supplemental disclosures because this is how the company reviews and analyzes its performance and the performance of its properties. These measures are used widely within the gaming industry as indicators of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Caesars Entertainment’s calculation of adjusted net income, adjusted earnings per share and EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included schedules in the tables that accompany this release that: 1) Reconcile EBITDA to operating income (loss) and net income (loss) and 2) Reconcile net income (loss) to adjusted net income.

Investor conference call

Caesars Entertainment has scheduled an investor conference call for today at 8:00 a.m. PST (10:00 a.m. CST and 11:00 a.m. EST). The call can be accessed by calling 1-877-226-4294 or by visiting the Caesars Entertainment web site at www.caesars.com and selecting the Investor tab. International callers should dial 1-706-643-0366.

A replay of the conference call is available through February 5, 2004 by calling 1-800-642-1687 or by visiting the Caesars Entertainment web site. The international replay number is 1-706-645-9291. The replay reservation number for both domestic and international callers is 4748679.

Annual shareholders meeting

The Board of Directors has established May 26, 2004 as the date of the annual shareholders meeting, to be held at 8 a.m. PDT at Caesars Palace in Las Vegas, Nevada. The record date for the meeting is April 6, 2004. Pursuant to the company’s bylaws, any shareholder proposal must be submitted to the company’s secretary between February 20 and March 12, 2004.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.5 billion in annual net revenue, 29 properties on four continents, 29,000 hotel rooms, two million square feet of casino space and 54,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com ..

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management’s plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, asset dispositions, statements of belief, and/or statements regarding various programs and initiatives including capital programs, cost savings, debt reduction, customer marketing and anticipated construction, development, or acquisitions. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

# # #

(Financial tables follow)

CAESARS ENTERTAINMENT, INC.

Summary Statements of Operations

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net revenue	$1,064	$1,052	$4,455	$4,437

Operating costs and expenses	844	815	3,375	3,307
Depreciation and amortization	105	107	440	449
Pre-opening expense	—	—	1	1
Impairment losses and other	127	56	127	66
Corporate expense	20	18	71	69
Total costs and expenses	1,096	996	4,014	3,892

Equity in earnings of unconsolidated affiliates	5	3	19	23

Operating income (loss)	(27)	59	460	568

Net interest expense	78	83	328	344
Investment gain	—	—	—	(44)

Income (loss) from continuing operations before taxes, minority interest, and cumulative effect of accounting change	(105)	(24)	132	268

Income tax provision (benefit)	(24)	(6)	75	104
Minority interest, net	1	2	3	7

Income (loss) from continuing operations before cumulative effect of accounting change	(82)	(20)	54	157

Discontinued operations
Loss from discontinued operations, net of taxes	(2)	(1)	(8)	(2)

Income (loss) before cumulative effect of accounting change	(84)	(21)	46	155

Cumulative effect of accounting change - goodwill	—	—	—	(979)

Net income (loss)	$(84)	$(21)	$46	$(824)

Basic income (loss) per share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.27)	$(0.07)	$0.18	$0.52
Discontinued operations, net of taxes - Las Vegas Hilton	(0.01)	—	(0.03)	(0.01)
Cumulative effect of accounting change - goodwill	—	—	—	(3.25)
Net income (loss)	$(0.28)	$(0.07)	$0.15	$(2.74)

Diluted income (loss) per share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.27)	$(0.07)	$0.18	$0.52
Discontinued operations, net of taxes - Las Vegas Hilton	(0.01)	—	(0.03)	(0.01)
Cumulative effect of accounting change - goodwill	—	—	—	(3.22)
Net income (loss)	$(0.28)	$(0.07)	$0.15	$(2.71)

Weighted average shares outstanding
Basic	303	301	302	301
Diluted	303	301	304	304

CAESARS ENTERTAINMENT, INC.

Property Operating Information

(Amounts in millions)

(unaudited)

	Three Months Ended December 31, 2003						Three Months Ended December 31, 2002
	Net Revenue	Operating Income (Loss)	Deprecia- tion and Amor- tization	Impair- ment Losses and Other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA	Net Revenue	Operating Income (Loss)	Deprecia- tion and Amor- tization	Impair- ment Losses and Other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$169	$28	$17	$—	$—	$45	$165	$26	$18	$—	$—	$44
Caesars Palace	120	6	13	—	—	19	116	10	12	—	—	22
Flamingo Las Vegas	72	14	5	—	—	19	72	15	6	—	—	21
Reno Hilton	29	(2)	3	—	—	1	29	(2)	3	—	—	1
Caesars Tahoe	20	(40)	2	38	—	—	20	(1)	2	—	—	1
Flamingo Laughlin	24	(88)	2	89	—	3	26	1	2	—	—	3
	434	(82)	42	127	—	87	428	49	43	—	—	92
EASTERN REGION
Bally’s Atlantic City	151	12	17	—	—	29	156	21	14	—	—	35
Caesars Atlantic City	116	17	11	—	—	28	119	22	11	—	—	33
Atlantic City Hilton	68	6	5	—	—	11	67	5	6	—	—	11
Dover Downs	1	1	—	—	—	1	2	2	—	—	—	2
	336	36	33	—	—	69	344	50	31	—	—	81
MID-SOUTH REGION
Grand Biloxi	55	6	5	—	—	11	52	5	4	—	—	9
Grand Tunica	48	3	6	—	—	9	48	3	6	—	—	9
Caesars Indiana	73	13	2	—	—	15	69	13	7	—	—	20
Grand Gulfport	42	5	3	—	—	8	41	5	3	—	—	8
Sheraton Tunica	20	5	2	—	—	7	19	4	2	—	—	6
Belle of Orleans	13	—	—	—	—	—	14	—	1	—	—	1
Bally’s Tunica	16	3	1	—	—	4	16	3	1	—	—	4
Regional Overhead	—	(1)	—	—	—	(1)	—	(2)	1	—	—	(1)
	267	34	19	—	—	53	259	31	25	—	—	56

INTERNATIONAL and Other	27	7	9	—	1	17	21	4	7	—	1	12

CORPORATE	—	(22)	2	—	—	(20)	—	(75)	1	56	—	(18)

TOTAL	$1,064	$(27)	$105	$127	$1	$206	$1,052	$59	$107	$56	$1	$223

NOTE:  All Property Operting Information excludes the results of Las Vegas Hilton which is classified as discontinued operations for all periods presented.

	Year Ended December 31, 2003							Year Ended December 31, 2002
	Net Revenue	Operating Income (Loss)	Deprecia- tion and Amor- tization	Pre- opening Expense	Impair- ment Losses and Other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA	Net Revenue	Operating Income (Loss)	Deprecia- tion and Amor- tization	Pre- opening Expense	Impair- ment Losses and Other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$657	$94	$70	$—	$—	$—	$164	$664	$116	73	$—	$—	$—	$189
Caesars Palace	499	49	51	1	—	—	101	456	34	47	—	—	—	81
Flamingo Las Vegas	300	64	23	—	—	—	87	290	66	25	—	—	—	91
Reno Hilton	124	(1)	10	—	—	—	9	132	1	12	—	—	—	13
Caesars Tahoe	90	(40)	10	—	38	—	8	94	3	10	—	—	—	13
Flamingo Laughlin	105	(83)	8	—	89	—	14	108	11	8	—	—	—	19
	1,775	83	172	1	127	—	383	1,744	231	175	—	—	—	406
EASTERN REGION
Bally’s Atlantic City	668	115	65	—	—	—	180	682	131	62	—	—	—	193
Caesars Atlantic City	506	118	47	—	—	—	165	517	122	47	—	—	—	169
Atlantic City Hilton	296	43	21	—	—	—	64	292	41	24	—	—	—	65
Dover Downs	5	5	—	—	—	—	5	8	8	—	—	—	—	8
	1,475	281	133	—	—	—	414	1,499	302	133	—	—	—	435
MID-SOUTH REGION
Grand Biloxi	225	31	17	—	—	—	48	230	32	16	—	—	—	48
Grand Tunica	207	21	24	—	—	—	45	213	16	26	—	—	—	42
Caesars Indiana	295	42	26	—	—	—	68	277	48	29	1	—	—	78
Grand Gulfport	181	31	12	—	—	—	43	185	35	12	—	—	—	47
Sheraton Tunica	77	19	9	—	—	—	28	75	15	10	—	—	—	25
Belle of Orleans	57	—	1	—	—	—	1	60	—	3	—	—	—	3
Bally’s Tunica	64	13	3	—	—	—	16	65	14	3	—	—	—	17
Regional Overhead	—	(3)	—	—	—	—	(3)	—	(5)	1	—	—	—	(4)
	1,106	154	92	—	—	—	246	1,105	155	100	1	—	—	256

INTERNATIONAL and Other	99	21	35	—	—	6	62	89	21	35	—	—	6	62

CORPORATE	—	(79)	8	—	—	—	(71)	—	(141)	6	—	66	—	(69)

TOTAL	$4,455	$460	$440	$1	$127	$6	$1,034	$4,437	$568	449	$1	$66	$6	$1,090

NOTE:  All Property Operting Information excludes the results of Las Vegas Hilton which is classified as discontinued operations for all periods presented.

CAESARS ENTERTAINMENT, INC.

Property Operating Information

(unaudited)

	Three Months Ended December 31, 2003					Three Months Ended December 31, 2002
	Table Hold%	Occupancy %	APR (1)	ADR (2)	RevPAR (3)	Table Hold%	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	13.3%	90.2%	$113	$112	$101	14.0%	94.2%	$100	$104	$98
Caesars Palace	11.3%	92.4%	$147	$146	$135	15.6%	86.9%	$138	$135	$118
Flamingo Las Vegas	16.5%	87.8%	$83	$82	$72	15.7%	87.4%	$74	$74	$65
Reno Hilton	19.3%	74.0%	$68	$67	$49	22.1%	69.0%	$65	$62	$43
Caesars Tahoe	21.2%	76.3%	$117	$116	$89	13.2%	77.8%	$118	$118	$92
Flamingo Laughlin	17.3%	73.7%	$31	$29	$21	19.4%	78.2%	$30	$27	$21
	13.0%	85.5%	$98	$97	$83	15.2%	86.1%	$90	$90	$77

EASTERN REGION
Bally’s Atlantic City	15.5%	93.0%	$102	$83	$77	15.1%	94.1%	$99	$79	$74
Caesars Atlantic City	15.0%	91.3%	$117	$91	$83	15.8%	94.4%	$124	$91	$86
Atlantic City Hilton	15.4%	92.8%	$97	$85	$79	12.7%	95.7%	$99	$86	$82
	15.3%	92.4%	$105	$86	$79	14.8%	94.5%	$105	$84	$80

MID-SOUTH REGION
Grand Biloxi	15.3%	93.7%	$68	$60	$56	16.0%	92.7%	$62	$55	$51
Grand Tunica	16.4%	69.8%	$48	$52	$36	16.5%	78.0%	$50	$53	$41
Caesars Indiana	16.2%	84.3%	$83	$83	$70	16.4%	83.9%	$78	$75	$63
Grand Gulfport	13.9%	80.2%	$51	$52	$41	18.1%	82.7%	$51	$51	$42
Sheraton Tunica	17.7%	96.4%	$57	$60	$58	17.7%	93.2%	$54	$83	$77
Belle of Orleans	17.3%	n/a	n/a	n/a	n/a	17.3%	n/a	n/a	n/a	n/a
Bally’s Tunica	20.4%	86.1%	$48	$41	$36	19.0%	83.5%	$48	$39	$32
	15.9%	81.2%	$59	$58	$47	16.7%	84.2%	$56	$56	$47

NOTE:  All Property Operting Information excludes the results of Las Vegas Hilton which is classified as discontinued operations for all periods presented.

(1)  APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2)  ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)  RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

	Year Ended December 31, 2003					Year Ended December 31, 2002
	Table Hold%	Occupancy %	APR (1)	ADR (2)	RevPAR (3)	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	13.6%	93.3%	$109	$110	$103	15.4%	94.5%	$100	$104	$99
Caesars Palace	14.3%	93.9%	$147	$146	$137	15.3%	92.3%	$135	$136	$126
Flamingo Las Vegas	16.7%	93.4%	$80	$79	$74	15.4%	92.8%	$71	$71	$66
Reno Hilton	17.9%	80.2%	$70	$69	$55	20.2%	75.9%	$72	$70	$53
Caesars Tahoe	17.0%	84.5%	$119	$124	$104	16.7%	86.6%	$115	$122	$106
Flamingo Laughlin	17.4%	82.9%	$32	$30	$25	18.3%	83.3%	$34	$31	$26
	14.6%	90.3%	$95	$95	$86	15.7%	89.9%	$89	$90	$81

EASTERN REGION
Bally’s Atlantic City	15.6%	96.2%	$100	$85	$81	15.2%	96.2%	$101	$84	$81
Caesars Atlantic City	16.9%	96.6%	$117	$90	$87	16.5%	97.4%	$121	$92	$89
Atlantic City Hilton	16.1%	94.9%	$105	$88	$84	13.9%	97.1%	$107	$90	$88
	16.2%	96.0%	$106	$87	$84	15.4%	96.8%	$107	$88	$85
s
MID-SOUTH REGION
Grand Biloxi	14.7%	96.2%	$71	$63	$61	14.9%	95.9%	$73	$61	$59
Grand Tunica	17.6%	80.6%	$49	$52	$42	16.6%	83.7%	$51	$53	$44
Caesars Indiana	16.6%	88.2%	$87	$82	$72	17.4%	85.5%	$72	$72	$61
Grand Gulfport	14.8%	87.9%	$62	$60	$53	16.4%	89.0%	$61	$60	$53
Sheraton Tunica	15.5%	97.7%	$58	$61	$59	17.2%	94.4%	$55	$82	$77
Belle of Orleans	17.2%	n/a	n/a	n/a	n/a	17.9%	n/a	n/a	n/a	n/a
Bally’s Tunica	19.3%	90.5%	$47	$40	$36	19.3%	90.8%	$47	$39	$36
	16.1%	88.0%	$63	$60	$53	16.5%	88.8%	$61	$59	$52

NOTE:  All Property Operting Information excludes the results of Las Vegas Hilton which is classified as discontinued operations for all periods presented.

(1)  APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2)  ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)  RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

CAESARS ENTERTAINMENT, INC.

Reconciliation of EBITDA to Net Income (Loss)

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

EBITDA(1)	$206	$223	$1,034	$1,090
Depreciation and amortization	(105)	(107)	(440)	(449)
Depreciation from unconsolidated subs	(1)	(1)	(6)	(6)
Pre-opening expense	—	—	(1)	(1)
Impairment losses and other	(127)	(56)	(127)	(66)

Operating income (loss)	(27)	59	460	568
Net interest expense	(78)	(83)	(328)	(344)
Investment gain	—	—	—	44
Income tax benefit (provision)	24	6	(75)	(104)
Minority interest, net	(1)	(2)	(3)	(7)
Discontinued operations, net of taxes - Las Vegas Hilton	(2)	(1)	(8)	(2)
Cumulative effect of accounting change - goodwill	—	—	—	(979)
Net income (loss)	$(84)	$(21)	$46	$(824)

Net income (loss) per share
Basic	$(0.28)	$(0.07)	$0.15	$(2.74)
Diluted	$(0.28)	$(0.07)	$0.15	$(2.71)

Weighted average shares outstanding
Basic	303	301	302	301
Diluted	303	301	304	304

(1)          EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening, impairment losses and other, investment gain, and discontinued operations.

CAESARS ENTERTAINMENT, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net income (loss)	$(84)	$(21)	$46	$(824)
Adjustments:
Pre-opening expense	—	—	1	1
Impairment losses and other	127	56	127	66
Investment gain	—	—	—	(44)
Income taxes on adjustments	(32)	(20)	(32)	(19)
Discontinued operations, net of taxes - Las Vegas Hilton	2	1	8	2
Cumulative effect of accounting change - goodwill	—	—	—	979
Adjusted net income	$13	$16	$150	$161

Adjusted net income per share
Basic	$0.04	$0.05	$0.50	$0.53
Diluted	$0.04	$0.05	$0.49	$0.53

Weighted average shares outstanding
Basic	303	301	302	301
Diluted	306	302	304	304